Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

IM Cannabis Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value per share	(1)	Other	17,276,931	$0.28	$4,837,540.68	0.0001381	$668.06

Total Offering Amounts:							$4,837,540.68		668.06
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$668.06

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Offering Note(s)

(1)	a. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on June 5, 2026, which date is a date within five business days of the filing of this registration statement.

b. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of share splits, share dividends, recapitalization or similar transactions.

c. All 17,276,931 Common Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-3.